Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711
For Immediate Release: April 29, 2010 - 9:00 a.m.

Chemung Financial Reports 1st Quarter Earnings Increase

Chemung Financial Corporation today reported first quarter 2010 unaudited net income of $2.000 million compared to year-earlier results of $1.734 million, an increase of $266 thousand. Earnings per share for the quarter totaled $0.55 as compared with $0.48 a year ago, an increase of 14.6%.

In a prepared statement released this morning, Ronald M. Bentley, President & CEO, stated:

"I am pleased to report the improvement in our first quarter net income compared to the first quarter of last year which was driven in large part by an increase in net interest income as well as a reduction in the provision for loan losses, partially offset by a decrease in non-interest income and an increase in operating expenses.

Net interest income of $8.512 million was $820 thousand or 10.7% higher than the first quarter of 2009, while the net interest margin decreased 10 basis points from 3.93% to 3.83%. The increase in net interest income was due to a $107.4 million increase in average earning assets and a 61 basis point decrease in the cost of interest bearing liabilities, somewhat offset by a 55 basis point decrease in the yield on average earning assets.

A $50 thousand decrease in the first quarter provision for loan losses as compared to the first quarter of 2009 reflects lower net charge-offs, as well as management's assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, overall credit quality, current economic conditions and loan growth.

Non-interest income was down $226 thousand or 5.4% compared with year-earlier results due to a $547 thousand decrease in realized gains on the sale of securities, as during the first quarter of 2009 we had sold a U.S. Treasury bond which resulted in the above gain.
Additionally, other-than-temporary ("OTTI") impairment charges on collateralized debt obligations consisting of trust preferred securities pools held in the investment portfolio were $105 thousand higher than last year. Excluding these items, all other non-interest income increased $426 thousand or 11.1%, principally due to increases in Trust and Investment Center fee income, check card interchange fees and service charges.

Operating expenses were $260 thousand or 2.9% higher than first quarter 2009 expenses, with this increase principally due to increases in compensation, data processing costs and FDIC insurance assessments.

Since year-end 2009, total assets increased $32.1 million or 3.3% to a record $1.0 billion, with total deposits also increasing $32.1 million or 4.0% to $833.1 million. Due to soft loan demand during the quarter, total loans decreased $9.4 million or 1.6% to a quarter-end total of $586.5 million. Capital at the end of the quarter totaled $92.2 million with all capital ratios in excess of those required to be considered well-capitalized."

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company for Chemung Canal Trust Company, a full service community bank with full trust powers, which was established in 1833. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance. CFS Group, Inc. was founded in 2001.

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The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.

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